FOR IMMEDIATE RELEASE

Newtek Business Services, Inc. Launches New Website Dedicated to Credit Unions (www.cusmallbusiness.com)

New York, N.Y. - May 30, 2006 - Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, announced today that it has recently launched a new website (www.cusmallbusiness.com) exclusively designed for credit unions. The new website allows credit union executives and employees to learn about how Newtek can easily and cost effectively help credit unions expand their portfolio of business services by accessing the Newtek Business Solutions platform. The website also includes testimonials from credit union members and partners, information about Newtek’s marketing and training support, background on the Newtek Referral System and information about CUNA-related products.

Since 2003, Newtek has been CUNA’s exclusive alliance provider for SBA Lending and Electronic Payment Processing to credit unions’ business members, and the relationship was expanded to include Web Hosting, Data Storage, Outsourced Digital Bookkeeping and Tax Services earlier this year. Newtek currently has over 200 contracts for services with credit unions and is endorsed for one or more services by 35 state credit union leagues which represent over 6,150 credit unions.

Barry Sloane, Chairman and CEO of Newtek Business Services said, “The new website is in line with our overall strategy to align with large organizations and financial institutions to distribute our suite of business solutions to their members and clients. The credit union marketplace is extremely large and is traditionally underserved in the business services arena. Newtek has had success working with credit unions and we hope that the new website will add to our success by helping credit unions realize how easily they can augment their business services offerings by teaming up with Newtek.”

Wes Millar, Senior Vice President of Strategic Services for CUNA Strategic Services, Inc., added, “Newtek does an excellent job of working with credit unions to help them strengthen their business services offerings and I think the new website, along with the additional business services that CUNA Strategic Services added earlier this year, is an excellent resource for credit unions.”

About Credit Union National Association (CUNA)

CUNA Strategic Services, Inc., owned jointly by Credit Union National Association (CUNA) and the state leagues, provides credit unions with access to high quality products, services and technologies delivered with a competitive advantage made possible through volume pricing and strategic program development. CUNA serves more than 90 percent of America’s 9,000 credit unions, which are owned by nearly 87 million consumer members. Credit unions are not-for-profit cooperatives providing affordable financial services to people from all walks of life. For more information visit strategicservices.cuna.org.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of business services and financial products to the small to medium-sized business market. According to the SBA, there are over 23 million small businesses in the United States which in total represent 99.7% of all employers, generate 60 - 80 percent of all new jobs annually and generate more than 50% of non-farm GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 60,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Newtek Small Business Finance: U.S. government-guaranteed small business lending services;
•	Newtek Merchant Solutions: electronic merchant payment processing solutions;
•	Newtek Web Hosting: domain registration, hosting, web design and development;
•	Newtek Data Storage Services: data backup, archival and retrieval services;
•	Newtek Financial Information Systems: outsourced digital bookkeeping; and
•	Newtek Tax Services: tax filing, preparation and advisory services.

The statements in this release may contain forward looking statements relating to such matters as anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, Newtek Business Services, Inc. notes that a variety of factors could cause its actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ 2004 annual report on Form 10-K.

Contacts:
Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com